SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  ____________

                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

     Date of report (Date of earliest event reported): May 1, 1998


                                   ITRON, INC.
               (Exact name of registrant as specified in charter)


      Washington                     0-22418                     91-1011792
(State or other jurisdiction   (Commission File Number)      (IRS Employer
 of incorporation)                                           Identification No.)


                            2818 North Sullivan Road
                         Spokane, Washington 99216-1897
               (Address of principal executive offices) (Zip Code)



                                 (509) 924-9900
              (Registrant's telephone number, including area code)

Item 5. Other Information

The Company has a contract ("Contract") with Duquesne Light Company ("Duquesne") under which the Company is to construct, own, operate and maintain a Fixed Network automatic meter reading (AMR) system that will provide advanced meter reading services to Duquesne over a 15 year period. The Contract is currently in "Phase II," the network construction phase. Of a total of approximately 615,000 AMR meter modules to be installed, approximately 550,000 were installed as of May 31, 1998. The Company is currently providing daily reads to Duquesne for approximately 425,000 meters utilizing the Company's Fixed Network AMR system, and the balance, or approximately 125,000 meters are being read with the Company's Mobile AMR system. Meter readings from the Company's Mobile AMR system are being provided as an interim step until the last portions of the Fixed Network AMR system are made fully operational. Duquesne is currently using the daily and monthly meter reads provided by the Company to bill its customers.

The  Contract  contains  both  "Critical"  and  "Significant"  milestones.   The
financial and other penalties for a failure to meet a Critical milestone are more than the penalties for a failure to meet a Significant milestone.

Under the Company's outsourcing contract with Duquesne, the Company had Significant milestone obligations due May 1, 1998 and May 15, 1998. The May 1, 1998 milestone required the Company to deliver a functional specification for SNMP based network monitoring to Duquesne. The Company has been notified by Duquesne that it has met the requirements for this milestone. The May 15, 1998 milestone required the Company to provide certain software interfaces and functionality using the Fixed Network as well as to provide Fixed Network coverage for 85% of the current installation of approximately 550,000 AMR meter modules. According to the Contract, failure to meet this milestone would have resulted in a penalty payment of $2 million, with a majority of the penalty amount recoverable if milestone conditions were met at a later date.

The Company has been notified by Duquesne that it has substantially met the May 15 milestone's conditions and no penalty is due. Of the milestone's three requirements, the Company has: provided all of the software interfaces possible given the status of Duquesne's portion of project installation, provided all of the Fixed Network AMR system functionality required by the milestone, and while consistently providing daily reads to Duquesne for 425,000 meters, has recently provided reads to Duquesne with its Fixed Network AMR system for approximately 470,000 meters.

Separately, the Company and Duquesne have reached a verbal agreement regarding certain changes to the Contract. The key changes are as follows:

  * The date of the Contract's remaining Critical milestone has been changed from July 31, 1998 to September 30, 1998. As of the later date, the Company must have the Fixed Network AMR system fully operational, including all billing and other interfaces defined in the Contract. As already defined in the Contract, should the Company fail to meet the remaining Critical milestone, Duquesne would be entitled to monetary penalties of up to $10 million. The Company believes it will fully satisfy the remaining Critical milestone.

  * Duquesne has asked the Company to accelerate its focus on the ability to read commercial customer meters through the Company's MV90 product from UTS which is part of the overall system contract with Duquesne. This accelerated focus will allow the establishment of communication links to commercial accounts for the purpose of daily reading of meters, real time pricing on selective accounts, power quality management on selective accounts, and a general improvement of services to this important customer group. As part of this effort, the Company has partially underwritten Duquesne's purchase of cellular communication equipment used to provide communication from the Company's Network host processor to electronic meters for commercial accounts. This equipment will allow more economical connection to electronic meters by allowing multiple meters to use the same communication equipment, thus providing the Company with a net savings on capital equipment costs, installation costs, and ongoing cellular phone charges.

Of a total of 32 Significant, Critical and other milestones associated with Phases I and II of the project (concerning most of the project's major installation and construction items), the Company has now met 27, with only five milestones remaining until Phase II is complete. The next and last phase of the project, comprising nine additional milestones (none of which are Critical milestones) will involve operations, further enhancements, and a possible expansion of the project's deployment.


         When used in this discussion, the words "expects," "believes," and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Potential risks and uncertainties include the ability to achieve Fixed Network performance sufficient to meet the remaining critical milestone for the Company's contract with Duquesne. Further information on factors which could affect the Company's financial results are described in the Company's latest Form 10-K and 10-Q filed with the Securities and Exchange Commission.